EXHIBIT 10.1
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR LAWS OR PURSUANT TO AN EXEMPTION THEREFROM.
AXCESS INTERNATIONAL, INC.
Convertible Note

$500,000	October 17, 2005
Subject to the terms and conditions of this Note, for good and valuable consideration received, Axcess International, Inc. (“Axcess”) hereby promises to pay to the order of the Amphion Innovations US LLC (“Amphion”) the principal amount of Five Hundred Thousand Dollars ($500,000.00), plus simple interest, accrued on unpaid principal from October 17, 2005, until paid, at the rate of Five percent (5.00%) per annum (365-day year basis) payable on October 17, 2006 (the “Maturity Date”), unless AXCESS completes an offering of any of its securities and the aggregate proceeds to AXCESS are at least $1,500,000 (“Transaction”) prior to December 1, 2005.
Upon the occurrence of the Transaction described above, the principal amount and all unpaid interest, of this Note shall convert on similar terms to the Transaction. This Note, including the principal amount and all accrued and unpaid interest hereunder, may otherwise be prepaid in whole or in part at any time at the option of AXCESS, without premium or penalty.
Payment of the principal amount of this Note and any accrued and unpaid interest hereunder shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Any such payment shall be paid by wire transfer of federal funds in accordance with the written instructions of Amphion or, in the absence of current written instructions, by check mailed to Amphion at the address last given to AXCESS by Amphion in writing for such purpose.
As security for its obligation, Axcess hereby pledges their Video Patent Portfolio (as listed in Exhibit A). Amphion will hold a secured interest in the portfolio until the note is repaid or is converted as part of a Transaction. Axcess further agrees to undertake the expense and obligation to perfect Amphion’s secured interest including the filing of UCC filings if requested by Amphion. Amphion further agrees to allow the Video Patent Portfolio to be sold and their Note and any unpaid interest will be repaid within fifteen days (15) of the completion of the sale of the Portfolio or converted the principal and interest on terms similar to the current proposed transaction at the option of Amphion.
Except as otherwise expressly provided herein, AXCESS hereby waives presentment for payment, demand for payment, notice of nonpayment, protest and notice of protest.
This Note is not assignable except by operation of law; provided, however, that Amphion may assign all or part of the Note to its stockholders in connection with the partial or complete liquidation of Amphion.
If the Company fails to pay the principal amount of this Note when due, and such due but unpaid amount remains unpaid for five (5) business days after Amphion makes written demand therefore, the entire unpaid principal of this Note shall forthwith become absolutely due and payable without any further notice, demand, protest or presentment whatsoever, all of which are hereby expressly waived. All expenses incurred by Amphion for the collection of the note will be paid for by Axcess.
This Note shall be governed by and construed in accordance with the laws of the State of New York, without reference to its or any other jurisdiction’s rules as to conflicts of law. Any judicial proceeding brought against AXCESS to enforce, or otherwise in connection with, this Note shall be brought in any court of competent jurisdiction in New York, and, by acceptance of this Note, Amphion (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Note and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum. The prevailing party shall be entitled to collect from the nonprevailing party all reasonable attorneys fees incurred in connection with any action to enforce the terms of this Note.
Any provision of this Note may be amended or waived if, but only if, such amendment or waiver is in writing, signed by AXCESS and Amphion.
IN WITNESS WHEREOF, AXCESS has caused this Note to be signed by its duly authorized officer and has caused its corporate seal to be affixed and attested by its Secretary, as of the date first set forth above.

[Corporate Seal] Attested:	AXCESS INTERNATIONAL, INC.

By:	By:	/S/ Allan Griebenow

Name:	Name:	Allan Griebenow

Title:	Title:	CEO and President

EXHIBIT A
VIDEO PATENT PORTFOLIO

Patent or
Application No.	Count	Filing Date	Title and Inventor(s)
US4816901	1	April 27, 1988	Method and system for compressing color video data

US4843466	2	April 27, 1988	Method and system for decompressing color video slope encoded data

US4849677	3	March 29, 1988	Temperature monitoring for a DC shunt-wound motor

US4849807	4	April 27, 1988	Method and system for compressing color video feature encoded data

US4857993	5	April 27, 1988	Method and system for decompressing digital color video statistically encoded data

US5140412	6	November 9, 1990	Method for color encoding and pixelization for image reconstruction

US5838266	7	December 12, 1990	Data processing apparatus and method using data compression

US4914508	8	April 27, 1988	Method and system for compressing and statistically encoding color video data

US6005638	9	March 4, 1996	Frame averaging for use in processing video data

US6034603	10	January 24, 1997	Radio tag system and method with improved tag interference avoidance.

US6570487	11	April 22, 1999	Distributed tag reader system and method

US6061475	12	March 20, 1998	Video compression apparatus and method

US6294953	13	February 26, 1999	High sensitivity demodulator for a radio tag and method.